CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 333-100289 on Form N-1A of our report dated December 30, 2013, relating to the financial statements and financial highlights of Alpine Income Trust (the “Trust”), comprised of Alpine Ultra Short Tax Optimized Income Fund, Alpine Municipal Money Market Fund and Alpine High Yield Managed Duration Municipal Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Princeton, New Jersey
February 28, 2014